Exhibit 5.2

SUITE 1000 VOLUNTEER BUILDING
832 GEORGIA AVENUE CHATTANOOGA, TENNESSEE 37402-2289 (423) 756-6600 FAX (423) 785-8480

March 14, 2007

Chattem, Inc.

1715 West 38th Street

Chattanooga, Tennessee 37409

RE:	Chattem, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Chattem, Inc., a Tennessee corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling securityholders named in the Registration Statement and the prospectus forming a part thereof, of (i) $125,000,000 aggregate principal amount of the Company’s 2% Convertible Senior Notes due 2013 (the “Notes”) and (ii) the shares of the Company’s common stock, no par value per share (the “Common Stock”), issuable upon the conversion of the Notes (the “Conversion Shares”), at a conversion rate of 16.9729 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. The Notes were issued under the Indenture, dated as of November 22, 2006 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement.

In connection with this opinion letter, we have examined and relied on (i) the Restated Charter of the Company, as amended (the “Charter”), (ii) the Amended and Restated Bylaws of the Company (the “Bylaws”), (iii) the Indenture and (iv) such other records, documents, instruments and certificates as we have deemed necessary, relevant or appropriate to enable us to render the opinions expressed herein. We have made no independent verification of the factual matters set forth in the foregoing documents and disclaim any responsibility for examination of any other records, documents, instruments or certificates.

Based upon and subject to the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, exceptions and limitations set forth herein and in Exhibit A attached hereto, we are of the opinion that:

March 14, 2007

1. The Conversion Shares have been duly authorized and reserved for issuance by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

2. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any federal or Tennessee court or governmental authority or agency (“Governmental Approvals”) is necessary or required in connection with the due execution, delivery or performance of the Indenture or the issuance and delivery of the Notes pursuant to the Indenture by the Company, except for such Governmental Approvals (i) as may be required by the Trust Indenture Act of 1939 or (ii) which, if not made, would not have a material adverse effect on the due execution of, and the performance by the Company of its respective obligations under, the Indenture and the Notes.

3. The execution, delivery and performance of the Indenture and the Notes and compliance by the Company with its obligations under the Indenture and the Notes do not and will not, whether with or without the giving of notice or lapse of time or both, violate or constitute a breach of, or default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiaries thereof pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to us, to which the Company or its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or its subsidiaries is subject (except for such violation, breaches, defaults or liens, charges or encumbrances that would not have a material adverse effect on such execution, delivery and performance of the Indenture and the Notes and compliance by the Company with its obligations under the Indenture and the Notes), nor will such action result in any violation of the provisions of the Charter or Bylaws of the Company or its subsidiaries, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any federal or Tennessee government, government instrumentality or court having jurisdiction over the Company or its subsidiaries or any of their respective properties, assets or operations.

The undersigned agrees that King & Spalding LLP may rely on the opinions set forth in paragraphs 2 and 3 of this letter in rendering its opinion furnished as Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Miller & Martin PLLC

MILLER & MARTIN PLLC

EXHIBIT A

ASSUMPTIONS, QUALIFICATIONS, EXCEPTIONS AND LIMITATIONS

A. The opinions expressed in our letter to the Company dated as of March 14, 2007 (the “Opinion Letter”) are subject to the following assumptions, qualifications and exceptions:

(1) The genuineness of all signatures on all documents reviewed by us; the authenticity of all documents submitted to us as originals; the conformity to the originals of all documents submitted to us as copies; each certificate or other document issued by any public authority is accurate, complete, and authentic and all public records are accurate and complete; and the correctness and accuracy of all facts set forth in all certificates and reports,

(2) The accuracy and completeness of all facts set forth in all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all factual representations, warranties, schedules and exhibits contained in the documents reviewed by us, with respect to the factual matters set forth therein.

(3) We note that the parties to the Indenture have designated the laws of the State of New York as the laws governing the Indenture, and we express no opinion regarding the laws of any state or jurisdiction other than as expressly set forth in paragraph G below.

B. We have relied, without investigation or analysis, upon the information provided in certificates of officers of the Company (the “Officers’ Certificates”), which we reasonably believe to be an appropriate source for the information. We have assumed that such Officers’ Certificates are true, correct and complete notwithstanding any knowledge qualification which may be contained therein. We have also assumed that the Officers’ Certificates and documents contemplated thereby remain true, correct and complete through the date of the Opinion Letter.

C. With respect to our opinions regarding no violation of any applicable law and as to the lack of any required consents, approvals or authorizations of governmental authorities, our opinions are expressed only with respect to the statutes or regulations that a lawyer in Tennessee exercising customary professional diligence would reasonably recognize as being applicable to the Company or the transactions contemplated by the Agreement. Furthermore, we express no opinion as to any of the following legal issues: (i) laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) pension and employee benefit laws and regulations; (iii) Federal and state antitrust and unfair competition laws and regulations; (iv) Federal and state laws and regulations concerning filing and notice requirements, other than requirements applicable to the corporate documents of the Company; (v) compliance with fiduciary duty requirements; (vi) statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing; (vii) fraudulent transfer and fraudulent conveyance laws; (viii) Federal and state environmental laws and regulations; (ix) Federal and state land use and subdivision laws and regulations; (x) Federal and state tax laws and regulations, including, without limitation, the Federal Tax Lien Act of 1966, as amended; (xi) Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations; (xii) Federal and state racketeering laws and regulations; (xiii) Federal and state health care laws and safety laws and regulations; (xiv) Federal and state labor laws and regulations; (xv) Federal and state laws, regulations and policies concerning (A) national and local emergency, (B) possible judicial deference to acts of sovereign

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states, and (C) criminal and civil forfeiture laws; (xvi) other Federal and state statutes of general application to the extent they provide for criminal prosecution; (xvii) federal and state laws relating to communications; (xviii) federal and state laws concerning aviation, vessels, railways or other transportation equipment or matters; (xix) federal and state laws concerning public utilities; (xx) export, import and custom laws; or (xxi) all anti-terrorism federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies.

D. We have not undertaken any independent investigation to determine the existence or absence of such facts which would be contrary to the opinions expressed herein, and no inference as to the knowledge of the existence of such facts should be drawn from the fact of our representation of the Company.

E. This opinion is based upon our knowledge of law and our understanding of the facts on the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

F. The opinions expressed above are limited to the legal matters specifically addressed, and no opinion is to be implied or inferred beyond the legal matters expressly so addressed.

G. We are qualified to practice law in the State of Tennessee. We do not express any opinion herein concerning the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Tennessee. Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of Tennessee or the federal law of the United States. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

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